Exhibit 99.6

Concert Transaction IR Courtesy Email

Subject: Sun Pharma to Acquire Concert Pharmaceuticals, Advancing the Potential Treatment of Alopecia Areata

[Dear NAME // Hello],

I’m reaching out to make sure you saw the exciting news – Concert has agreed to be acquired by Sun Pharma, a leading global branded and generics company, through a tender offer for an upfront payment of $8.00 per share of common stock in cash, or $576 million in equity value. The upfront payment of $8.00 per share of common stock in cash represents a premium of approximately 33% to Concert’s 30-day volume weighted average price as of January 18, 2023, the last trading day prior to today’s announcement.

Concert stockholders will also receive a non-tradeable contingent value right entitling holders to receive up to an additional $3.50 per share of common stock in cash, payable upon deuruxolitinib achieving certain net sales milestones within specified periods. More information can be found in the press release we issued: [INSERT HYPERLINK TO TRANSACTION PRESS RELEASE].

[In light of the pending all cash transaction announced today, we need to cancel our already scheduled meeting on DATE. Additional materials will be filed with the SEC, including the background section regarding our Board’s process to maximize value. We can touch base at that time should you have any questions.]

Thank you, as always, for your support and interest in Concert.

Kind regards,

INSERT

Forward Looking Statements

This communication contains express or implied forward-looking statements related to Sun Pharmaceutical Industries Ltd. (“Sun Pharma”), Concert Pharmaceuticals, Inc. (“Concert”) and the acquisition of Concert by Sun Pharma, including express or implied forward-looking statements about deuruxolitinib, its therapeutic benefits and its regulatory development pathway, and the future operations and performance of Sun Pharma and Concert. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the companies and members of their senior management teams. Words such as “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target,” variations of such words, and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. Examples of such forward-looking statements include, but are not limited to, express or implied:

•	statements regarding the transaction and related matters, prospective performance and opportunities, post-closing operations and the outlook for the companies’ businesses;

•

statements of targets, plans, objectives or goals for future operations, including those related to Sun Pharma’s and Concert’s products, product research, product development, product introductions and product approvals as well as cooperation in relation thereto;

•

statements containing projections of or targets for revenues, costs, income (or loss), earnings per share, capital expenditures, dividends, capital structure, net financials and other financial measures;

•	statements regarding future economic performance, future actions and outcome of contingencies such as legal proceedings; and

•	statements regarding the assumptions underlying or relating to such statements.

These statements are based on current plans, estimates and projections. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific. Sun Pharma and Concert each caution that a number of important factors, including those described in this document, could cause actual results to differ materially from those contemplated in any forward-looking statements.

Factors that may affect future results and may cause these forward-looking statements to be inaccurate include, but are not limited to: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Concert’s stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction (or only grant approval subject to adverse conditions or limitations); the possibility that the proposed transaction may not be completed in the time frame expected by Sun Pharma and Concert, or at all; failure to realize the anticipated benefits of the proposed transaction in the time frame expected, or at all; the effects of the transaction on relationships with employees, other business partners or governmental entities; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; significant or unexpected costs, charges or expenses resulting from the proposed transaction; negative effects of this announcement or the consummation of the proposed acquisition on the market price of Sun Pharma’s shares or Concert’s common stock and/or Sun Pharma’s or Concert’s operating results; the difficulty of predicting the timing or outcome of regulatory approvals or actions; the risks related to non-achievement of the CVR milestones and that holders of the CVRs will not receive payments in respect of the CVRs; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; transaction costs; actual or contingent liabilities; risk of litigation and/or regulatory actions related to the proposed acquisition; adverse impacts on business, operating results or financial condition in the future due to pandemics, epidemics or outbreaks, such as COVID-19, and their impact on Sun Pharma’s and Concert’s respective businesses, operations, supply chain, patient enrollment and retention, clinical trials, strategy, goals and anticipated milestones; government-mandated or market-driven price decreases for Sun Pharma’s or Concert’s products; introduction of competing products; reliance on information technology; Sun Pharma’s or Concert’s ability to successfully market current and new products; Sun Pharma’s, Concert’s and their collaborators’ ability to continue to conduct research and clinical programs; exposure to product liability and legal proceedings and investigations; and other risks and uncertainties detailed from time to time in Concert’s periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”) as well as the Schedule 14D-9 to be filed by Concert and the Schedule TO and related tender offer documents to be filed by Sun Pharma and Foliage Merger Sub, Inc., a wholly owned subsidiary of Sun Pharma (“Purchaser”).

Any forward-looking statements speak only as of the date of this communication and are made based on the current beliefs and judgments of Sun Pharma’s and Concert’s management, and the reader is cautioned not to rely on any forward-looking statements made by Sun Pharma or Concert. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Unless required by law, each of Sun Pharma and Concert is under no duty and undertakes no obligation to update or revise any forward-looking statement after the distribution of this communication, whether as a result of new information, future events or otherwise.

Additional Information And Where To Find It

The tender offer referenced in this document has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities of Concert, nor is it a substitute for any tender offer materials that Sun Pharma, Concert or Purchaser will file with the SEC. A solicitation and an offer to buy shares of Concert will be made only pursuant to an offer to purchase and related materials that Sun Pharma intends to file with the SEC. At the time the tender offer is commenced, Sun Pharma and Purchaser will file a Tender Offer Statement on Schedule TO with the SEC, and Concert will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. CONCERT’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be sent to all stockholders of Concert at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov. Additional copies may be obtained for free by contacting Sun Pharma or Concert. Free copies of these materials and certain other offering documents are available by contacting Sun Pharma’s Investor Relations Department at abhi.sharma@sunpharma.com, Concert’s Investor Relations Department at ir@concertpharma.com, or by directing requests for such materials to the information agent for the offer, which will be named in the Tender Offer Statement. Copies of the documents filed with the SEC by Concert will be available free of charge under the “Investors” section of Concert’s internet website at www.concertpharma.com.

In addition to the Solicitation/Recommendation Statement, Concert files annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Concert at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Concert’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.